Exhibit 10.2

DELAYED PAYMENT AGREEMENT

This Delayed Payment Agreement ("Agreement") is entered into by and between _____________________________ ("Employee") and SPAR Group, Inc. ("SGRP") and SPAR Marketing Force, Inc. ("SMF", and together with SGRP, "SPAR" or "Employer") and each of its past and current parents, subsidiaries, affiliates, related entities, owners, successors, officers, directors, board members, employees, agents, representatives, attorneys, insurance carriers, plan sponsors, trustees, committees, administrators, fiduciaries and assigns in their official and individual capacities, on the date last executed below (together with SPAR, the "SPAR Parties"), effective as of as of March 27, 2020. (Employee and SPAR are sometimes hereinafter collectively referred to as "Parties" or singularly as a "Party"). SGRP and its consolidated subsidiaries hereinafter collectively referred to as the "Company").

RECITALS AND AGREEMENT

WHEREAS, in 2019, SPAR provided a strictly confidential bonus plan ("2019 Bonus Plan" or the "Plan") for select approximately 29 individuals employed by SPAR ("2019 Plan Employees"), including Employee;

WHEREAS, the Compensation Committee (the "Compensation Committee") of SGRP's Board (the "Board") already approved the 2019 Bonus Plan for payment and the participants therein and formulas thereunder respecting the bonus plan amount(s) to be earned by the 2019 Plan Employees pursuant to the 2019 Bonus Plan, which bonus plan amount(s) would not be reduced or affected by any related party expenses or payments, and which participation and formulas SPAR confirmed in an individual letter to each 2019 Plan Employee (including Employee) and promised to and agreed with each 2019 Plan Employee to pay bonuses upon satisfaction of the bonus performance criteria stated therein (each a "2019 Bonus Letter");

WHEREAS, under the terms of the 2019 Bonus Plan, any annual bonus earned thereunder was to be paid out after the Company's 2019 financial results (the "2019 Financial Results") had been determined, audited and publicly communicated;

WHEREAS, in the March 2020 Board and Committee Meetings, the likely 2019 Financial Results and potential payouts under the 2019 Bonus Plan were discussed, the prior approvals of 2019 Bonus Plan and the binding nature of the 2019 Bonus Letters were confirmed by the Compensation Committee members, counsel and minutes and correspondence, and they also confirmed that no further approval of the Compensation Committee or Board was required or possible and that no deferrals or changes could be made without the written agreement of the affected 2019 Plan Employee;

WHEREAS, the 2019 Financial Results (i) were finalized and publicly communicated on March 27, 2020, (ii) included the EBITDA components applicable to such bonus performance criteria, (iii) were audited and reported upon by BDO, and (iv) were included in SGRP's consolidated financial statements in its Annual Report on Form 10-K for 2019 as filed with the SEC on April 14, 2020 (the "Annual Report"), which Annual Report was approved by SGRP's Audit Committee and signed by a majority of the directors on the Board;

WHEREAS, all 2019 Plan Employees (including Employee) fully, unconditionally and irrevocably earned their bonuses under the 2019 Bonus Plan and 2019 Bonus Letter and became unconditionally and irrevocably entitled to payment of such bonuses as of March 27, 2020 (, collectively, the "2019 Bonuses"), and Employee has fully, unconditionally and irrevocably earned Employee's share of the 2019 Bonuses in the amount stated in Section 1(a), below;

WHEREAS, on or about March 27, 2020, management also began to realize that, while current cash availability was more than sufficient to pay the full 2019 Bonuses, there was uncertainty in SPAR's future cash flow realities in light of the global pandemic known as the new Coronavirus and COVID-19 (which event and effect was unforeseeable when the 2019 Bonus Plan was adopted and communicated), that were beginning to make current payment of any amounts of the 2019 Bonuses administratively impracticable and inadvisable;

WHEREAS SPAR's management has thus determined to temporarily suspend payments of the 2019 Bonuses under the 2019 Bonus Plan for all SPAR 2019 Plan Employees (collectively, the "2019 Deferred Bonuses"), including for Employee (which deferral Employee accepts and agrees), while recognizing that all such bonuses under the 2019 Bonus Plan were unconditionally and irrevocably earned by and payment became due and payable to all SPAR 2019 Plan Employees as of March 27, 2020;

WHEREAS, the Parties expect and anticipate that cash flow later this year will be such that proportional payout of the 2019 Bonuses can reasonably be accomplished, and the Parties thus anticipate and intend, and SPAR promises and agrees, that all remaining payment(s) under the 2019 Bonus Plan will be made to Employee as soon as administratively practicable, and will begin in no event later than December 31, 2020, or any earlier occurrence of certain specified events;

WHEREAS, Employee has agreed to forego interest through December 31, 2020, on the deferred amount of the 2019 Bonuses based on SPAR's promise and agreement to make the remaining payment(s) set forth herein; and

WHEREAS, in reliance on these understandings and assurances, the Parties have agreed to this temporary delay of the Employee's bonus that remains unpaid, due and owing.

NOW, THEREFORE, in consideration for temporarily delaying payment and assuring final payment of the full amount on of the bonus owed to the Employee under the 2019 Bonus Plan as described herein, and for the promises and the mutual covenants and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties, intending to be legally bound, hereby agree that all of the "WHEREAS" recitals above are incorporated in this Agreement and further agree to the following terms and conditions, effective as of as of March 27, 2020:

1.     SPAR acknowledges and agrees with Employee that:

(a)

due to the 2019 Financial Results, Employee has fully, unconditionally and irrevocably earned a bonus that is due and owing to Employee under the 2019 Bonus Plan as of March 27, 2020, equal to $________ ("Employee's 2019 Bonus");

(b)

SPAR requested and Employee agreed to temporarily delay payment of the Employee's 2019 Bonus (the "Employee's 2019 Deferred Bonus"), which deferral initially is equal to the full amount of the Employee's 2019 Bonus since it was all due and temporarily deferred as of March 27, 2020;

(c)

the outstanding unpaid Employee's 2019 Deferred Bonus shall be (i) decreased by the amount of each payment of the Employee's 2019 Deferred Bonus (if any), and (ii) increased by the amount of each interest accrual (if any) as provided below (other than as such interest has been paid),

(d)	the Employee's 2019 Deferred Bonus is unconditionally and irrevocably due and owing to Employee;

(e)	SPAR shall pay the Employee's 2019 Deferred Bonus to the Employee in full as provided in this Agreement;

(f)	all payments of the Employee's 2019 Bonus (including the Employee's 2019 Deferred Bonus and any interest) shall be made indefeasibly, unconditionally and irrevocably; and

(g)

no payment of any portion of the Employee's 2019 Bonus (including the Employee's 2019 Deferred Bonus and any interest) shall be subject to any setoff, recoupment, counterclaim, claw back, reclamation, recalculation or other return, recovery or reduction by or on behalf of SPAR or anyone else, in each case: (i) whether as a result of any earnings, expense or other financial restatement or other adjustment for 2019 or any other year or otherwise, all of which are hereby knowingly, unconditionally and irrevocably forever waived and released by SPAR; and (ii) if the Employee is somehow forced to return to or on behalf of SPAR any of the Employee's 2019 Bonus (including any of the Employee's 2019 Deferred Bonus or any interest) or any such amount is somehow otherwise recovered or reclaimed from Employee by or behalf of SPAR or any other SPAR Party, each such amount shall be added to and become part of the Employee's 2019 Deferred Bonus and shall bear interest, be payable and be governed as provided in this Agreement.

SPAR and Employee agree these amounts are accurate and together correctly reflect the full 2019 Bonus Plan obligation of SPAR to Employee.

2.     SPAR acknowledges and agrees with Employee that:

(a)     SPAR shall pay Employee the remaining balance of the Employee's 2019 Deferred Bonus as soon as administratively practicable under the Company's financial circumstance, as determined by the chief executive officer and senior financial officer of SPAR based on business and cash flow estimates.

(b)     SPAR agrees that, commencing September 1, 2020, SPAR will immediately pay the unpaid 2019 Bonuses in an amount equal to the Applicable Availability when it exceeds zero. "Applicable Availability" means any availability under the Domestic Credit Facility minus $500,000. "Domestic Credit Facility" shall mean the Company's domestic credit facility with North Mill Capital LLC ("NMC") or any successor lender. For example if availability under the Domestic Credit Facility is $750,000 at any time after September 1, 2020, SPAR will immediately pay the unpaid 2019 Bonuses to all 2019 Plan Employees in an amount equal to $250,000.

(c)     SPAR agrees, however, that SPAR shall pay the full amount of the Employee's 2019 Deferred Bonus by no later than the first to occur of (A) December 31, 2020, or (B) directly or indirectly making, commencing, entering into, committing to or effecting any of the following (each "Specified Event");

(i)	any refinancing of the Company's Domestic Credit Facility, whether with NMC (if it increases the maximum credit facility) or any other lender;

(ii)	the obligations owed under that Domestic Credit Facility shall be accelerated or otherwise become due and payable in full;

(iii)	any purchase or acquisition of all or substantially all of the business, brands, technology, assets of any other entity;

(iv)	any sale or transfer (in whole or in part) of SPAR, or its business, or of all or substantially all of its assets;

(v)	any merger, consolidation, combination, bankruptcy, dissolution of SPAR, in whole or in part; or

(vi)	any new joint venture, partnership or other business formation or similar relationship; or

(vii)	any Junior Payment (as defined below).

(d)     SPAR will make all payments towards the outstanding unpaid balance from Employee's 2019 Deferred Bonus to Employee in proportion to all other payments of the 2019 Deferred Bonuses to the other 2019 Plan Employees, with Employee receiving his or her proportionate share (i.e., the proportion of the Employee's 2019 Bonus to the total 2019 Bonuses).

(e)     If Employee's salary was paid by direct deposit, the Employee's 2019 Deferred Bonus and interest payments shall likewise be paid by direct deposit to the same account or as Employee may otherwise directed in writing.

(f)     Employee waives and releases any claim for earlier payment of this balance other than any claim for interest as provided herein.

3.     SPAR acknowledges and agrees with Employee that:

(a)

If the Employee's 2019 Deferred Bonus is not paid in full by the earliest of the occurrence of any Specified Event or December 31, 2020, any unpaid portion of the Employee's 2019 Deferred Bonus shall bear and pay interest at the annual rate (the "Deferral Rate") equal to the Domestic Rate per annum from such occurrence or date (as applicable) and thereafter until the Employee's 2019 Deferred Bonus has been paid in full. "Domestic Rate" shall mean the average interest rate then applicable under SPAR's principal domestic credit facility with NMC or any other lender. The Deferral Rate shall automatically change with each change in the Domestic Rate.

(b)

At the end of each month, interest shall be computed on the average unpaid balance of the Employee's 2019 Deferred Bonus (including previous interest accruals) during the month then ending, and shall be paid to Employee by the 10th of the month following such month then ending. Unpaid interest (if any) shall be added to and become part of the Employee's 2019 Deferred Bonus that SPAR is obligated to pay to the Employee (i.e., compounded monthly).

4.     SPAR will use its best efforts (to the greatest extent permitted by law, agreement and financial circumstance) to satisfy in full all 2019 Deferred Bonuses prior to directly or indirectly making, commencing, entering into, committing to or effecting any of the following (each a "Junior Payment"):

(a)

any payment or reimbursement to or on behalf of any director, officer, employee or other related party that is not already scheduled as of March 27, 2020, except for (i) current payments of wages, salaries and fees for services performed thereafter by an individual as a new employee or director, (ii) reimbursements to an individual of current individual business expenses documented and approved in accordance with SPAR's T&E policy, or (iii) the payments of 2019 Deferred Bonuses proportionally to all applicable employees under the 2019 Bonus Plan;

(b)	any loan or guaranty to any director, officer, employee or other related party or other person;

(c)	any dividend, distribution or other payment in cash, notes, preferred stock or other asset to any stockholder;

(d)	any purchase or other acquisition of any stock issued by or other equity in SGRP or any related party;

(e)	any purchase or other acquisition of any asset from or any payment or assumption of any liability of any related party;

(f)

any purchase or other acquisition the business, brands, technology, or assets of any other entity that would involve new payments or obligations by SPAR to or on behalf of any other entity other than normal trade payments and payables in the ordinary course of SPAR's business;

(g)	any new joint venture, partnership or other business formation or similar relationship that would involve new payments or obligations by SPAR to or on behalf of any other entity; or

(h)	any payment of any 2020 or later bonus payment.

5.     Until the balance of the Employee's 2019 Deferred Bonus is fully paid to Employee, payment of any unpaid balance of the Employee's 2019 Deferred Bonus shall continue to be due and payable and survive any separation from employment between SPAR and Employee, regardless of the reason for, circumstances surrounding, or timing of any such separation, including (without limitation) by reason of death, disability, retirement, resignation (for cause or otherwise) or termination (for cause or otherwise). Any unpaid balance of the Employee's 2019 Deferred Bonus and Employee's rights under this Agreement shall inure to the benefit of and be enforceable by the Employee's heirs, successors, assigns and legal representatives, each of whom shall be an express third party beneficiary of this Agreement.

6.     Payments of the Employee's 2019 Bonus (including the Employee's 2019 Deferred Bonus and any interest), and SPAR's obligations respecting them in this Agreement, shall not be reduced, impaired, delayed or hindered, or otherwise affected in any manner by any future wage, salary, bonus (e.g., for 2020 or later performance), fee, severance, advancement, indemnification or other payments or reimbursements that are or may be owed, or may become owed, to Employee by SPAR, any SPAR Party or any related entity, under any contract, policy, plan or practice or otherwise; nor shall such other payments, if any, be reduced, impaired, delayed or hindered, or otherwise affected in any manner by this remaining bonus plan payment obligation or the bonus amount already paid.

7.     SPAR Parties agree that nothing contained in this Agreement and no action taken by Employee hereby shall be construed as an admission of any liability or wrongdoing by Employee.

8.     Employee agrees that nothing contained in this Agreement and no action taken by SPAR hereby shall be construed as an admission of any liability or wrongdoing by SPAR Parties.

9.     This Agreement represents the entire agreement between SPAR Parties and Employee respecting the 2019 Bonus Plan and the payments due thereunder. Each Party further acknowledges no promises or representations have been made or relied upon regarding the 2019 Bonus Plan and the payments due thereunder apart from those expressly set forth in this Agreement. For Clarity, this Agreement is not intended to, and shall not, modify or affect any future wage, salary, bonus (e.g., for 2020 or later performance), fee, severance, advancement, indemnification or other payment or reimbursement right or interest that is or may be owed or granted, or may become owed or granted, by SPAR, any SPAR Party or any related entity to Employee under any contract, benefit, policy, plan or practice or otherwise, including (without limitation) any employment agreement or terms, severance agreement or change in control severance agreement. This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the Parties hereto specifically referencing this Agreement by date, title, parties and provision(s) being amended, and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each Party against whom enforcement thereof may be sought.

10.     Parties agrees that, in the event that any provision or statement in this Agreement is held invalid by a court or arbitrator of competent jurisdiction, the remaining provisions of this Agreement shall remain intact. Upon a finding by a court, administrative agency or other tribunal of competent jurisdiction that any release, waiver or covenant contained in this Agreement is void, illegal or unenforceable, Parties agrees promptly to execute a release, waiver or covenant that is legal and enforceable.

11.     Whenever in this Agreement reference is made to any person, such reference shall be deemed to include the successors, assigns, and legal representatives of such person. Except as otherwise expressly provided herein, the representations, agreements and other provisions of this Agreement are for the exclusive benefit of the Parties hereto, and, no other person shall have any right or claim against any Party by reason of any of those provisions or be entitled to enforce any of those provisions against any Party.

12.     New York law and applicable federal law shall govern the enforceability and construction of this Agreement, in each case other than those conflict of law rules that would defer to the applicable law of another jurisdiction.

13.     The Employee and SPAR mutually consent and agree to the resolution by binding arbitration of any and all claims (whether under common law, statute, regulation or otherwise), that the Employee may have against SPAR, and all successors and assigns of any of them, or that SPAR might have against the Employee, respecting or arising under the 2019 Bonus Plan, the Employee's 2019 Bonus, the Employee's 2019 Deferred Bonus, or this Agreement (each an "Covered Claim"), as follows:

(a)     Except only for the Arbitration Exclusions, binding arbitration shall replace going before any government agency or a court for a judge or jury trial for any Covered Claim, and neither the Employee, nor SPAR is permitted to bring any claim or action before any such entity for any Covered Claim. The Employee and SPAR each waive the right to have a court or jury trial for any Covered Claim.

(b)     "Arbitration Exclusion" shall mean any injunctive or similar equitable relief, any enforcement of any arbitration or court award or judgment in any jurisdiction or any appeal of any lower court or arbitration decision sought by a Party.

(c)     The Federal Arbitration Act ("FAA") shall govern this section, or if for any reason the FAA does not apply, the arbitration law of the state in which the Employee last rendered labor or services to SPAR Arbitration will be conducted pursuant to the applicable rules of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"); provided, however, that if JAMS does not have an office within 200 miles of the place where the Employee last rendered labor or services to SPAR or applicable Client, then the arbitration will be conducted pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration will take place at the JAMS (or AAA) office closest to the place where the Employee last rendered labor or services to SPAR or applicable Client. The JAMS rules are available at www.jamsadr.com, and the AAA rules are available at www.adr.org.

(d)     Any Party may object to any proposed arbitrator that (in its reasonable judgment) is not a disinterested unrelated third party or does not have at least a basic knowledge of accounting practices and generally accepted accounting principles.

(e)     Each party to the arbitration shall have the right to take depositions of 4 fact witnesses and any expert witness designated by another party. Each party to the arbitration also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties to the extent allowed by law. Requests for additional depositions or discovery may be made to the arbitrator. The arbitrator may grant such additional discovery if the arbitrator finds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties' mutual desire to have a speedy, less-formal, cost-effective dispute-resolution mechanism. However, discovery will be strictly limited to documents of the Parties specifically applicable to the claims, excluding, however, those documents protected by attorney/client, accountant or other professional or work product privilege (which have not been waived).

(f)     The arbitrator(s) shall determine each claim or severable part thereof in accordance with the provisions of this Agreement, shall use supportable quantifiable calculations in determining amounts, shall not add to, detract from, or modify any provision of this Agreement, and shall not "split the difference" or use other similar allocation methods.

(g)     Notwithstanding any provision of the JAMS (or AAA) rules, arbitration shall occur on an individual basis only; provided, however, that two or more employees receiving delayed bonuses under the 2019 Bonus Plan may elect in their discretion to proceed in a combined arbitration with SPAR.. The Employee and SPAR (on behalf of itself and each Client) each waive the right to initiate, participate in, or recover through, any class or collective action available to it. Nothing in this Agreement prevents the Employee, SPAR or any Client from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency.

(h)      The Parties each hereby consents and agrees that any state or federal court sitting in White Plains, New York, each shall have non-exclusive personal jurisdiction and proper venue with respect to any unresolved dispute or controversy between the Parties under or related to this Agreement respecting any Arbitration Exclusion or other matter under this Agreement that is not subject to arbitration hereunder; provided, however, that such consent shall not deprive any Party of the right to appeal the decision of any such court to a proper appellate court located elsewhere or to voluntarily commence or join any action, suit or proceeding in any other jurisdiction having proper jurisdiction and venue.

(i)     The preceding consents to the jurisdiction and venue of such arbitrations and courts have been made by the Parties in reliance (at least in part) on Section 5-1402 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), other applicable law, and the rules of the AAA. No Party will raise, and each Party hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense to any such jurisdiction as an inconvenient forum, or to any deference to or delay for any arbitration respecting any counterclaim or other matter relating to any Arbitration Exclusion.

(j)     Except as otherwise provided in this Agreement in any arbitration or court proceeding, SPAR shall pay the costs and expenses of the Arbitrator or court proceeding (as applicable); and each Party shall pay its own expenses in such matter, including the fees and disbursements of its own attorneys; provided, however, that if Employee is the predominately winning Party, SPAR shall immediately reimburse Employee for Employee's expenses in such matter, including the fees and disbursements of Employee's own attorneys.

In Witness Whereof, the Parties hereto have executed and delivered this Agreement intending to be legally bound by it and for it to be effective as of the earliest of date first written above and the dates written below:

SPAR Group, Inc., and SPAR Marketing Force, Inc.	Employee

By:
[Signature]

[Print Name and Title ]	[Print Name]
Dated Signed: April __, 2020	Dated Signed: April __, 2020